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                           DELTA MUTUAL, INCORPORATED
                    1730 Rhode Island Ave., N.W. - Suite 812
                             Washington, D.C. 20036

April 23, 2001

Enterprises Solutions, Inc.
140 Wood Road, Suite 200
Braintree, MA 02184
Attn:  John A. Solomon, President and CEO

         Re: Agreement in Principle--Purchase of Assets of Enterprises Solutions, Inc. by Data Mutual, Inc.

Dear Mr. Solomon:

        This letter is intended to confirm as an agreement in principle the various discussions that have been held between Delta Mutual, Inc., a Delaware corporation ("DMI"), and Enterprises Solutions, Inc., a Nevada corporation ("ESI"), and with respect to the purchase of all of the assets of ESI by DMI (the "Acquisition"). ESI and DMI are sometimes referred to herein as the "parties".

        This Agreement in Principle (the "Agreement") shall become effective when signed by both parties (the "Effective Date of this Agreement"). On and after the Effective Date of this Agreement, each party shall clear with the other party's management and counsel the public announcements made regarding the Acquisition and shall make all required filings with the Securities and Exchange Commission ("SEC") in this regard simultaneously with the release of such public announcements.

        These discussions are subject to and conditioned upon (a) any governmental consents or approvals that are necessary, and (b) the negotiation, execution and delivery of formal and definitive agreements (the "Definitive Agreements") mutually agreeable to both parties and containing customary representations and warranties and closing conditions, that would provide for the following:

1.      Acquisition

        (a) On the effective date of the Acquisition (the "Acquisition Effective Date"), DMI will acquire all of the assets of ESI in exchange for 10,583,000 shares of its Common Stock ("DMI Common Stock"), or as is equal to 1.2676 shares of DMI Common Stock for each outstanding share (the "Exchange Ratio") of Common Stock of ESI ("ESI Common Stock").

        (b) DMI will assume no liabilities of ESI, except as agreed in the Definitive Agreements, and except that DMI will assume outstanding options and warrants to purchase ESI Common Stock, the holders of which options and warrants shall, upon the Acquisition Effective Date, be entitled to purchase, in accordance with the

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               terms of the particular option or warrant, such number of
               shares of DMI Common Stock as is calculated by application of the Exchange Ratio with respect to each share of ESI Common Stock subject to the option or warrant.

        (c) Prior to the Acquisition Effective Date, DMI will not issue additional shares of DMI Common Stock. In connection with the acquisition DMI may issue up to an additional 11,000,000 shares of its common stock to equity investors in DMI.

        (d) It is intended that the Acquisition will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

        (e) The obligations of the parties under the Definitive Agreements shall be subject to all required filings by the parties with the SEC, the approval by the stockholders of DMI of an increase in DMI's authorized Common Stock, and the approval of the Acquisition by the stockholders of ESI at a special meeting of stockholders to be convened following clearance of the proxy materials by the SEC and the effectiveness of the registration statement filed in this regard. It is the intention of the parties that the necessary filings with the SEC would be made not later than May 31, 2001, and that the special meeting of ESI stockholders would be held no later than August 31, 2001.

        (f) The obligations of ESI under the Definitive Agreements shall be subject to DMI's maintaining its OTC Bulletin Board listing for the DMI Common Stock through the Acquisition Effective Date.


2.      Due Diligence

        (a) From the date hereof, each party shall make available to the other party for review their respective financial statements, books, records, corporate documents and other information as the other party may reasonably request, and each party shall have the opportunity to meet with the attorneys, accountants, and key personnel of the other party to discuss the financial and business conditions of the respective parties and to make whatever further independent investigations are deemed necessary and prudent by both parties. The parties shall cooperate in the exchange of information and preparation of documents necessary to file a registration statement and proxy statement with the SEC. It is intended that the preparation of such documents will be begun prior to the execution of the Definitive Agreements, but will not be filed until the Boards of Directors of each party approve said Definitive Agreements, and prior thereto shall be held in confidence as stated below.

        (b) Each party represents and agrees that all confidential and/or proprietary information which each party or any of its officers, employees, agents, consultants, or representatives may possess or may receive in the future, from the date of this Agreement forward, pertaining to the financial or any other condition of the other party, shall not be disclosed or made available to any other person or entity other than current shareholders or the Board of Directors, officers, employees, agents, consultants or representatives of the


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               parties, at any time hereafter without the express prior written consent of the party to which the confidential and/or proprietary information belongs and applies.

        (c) Each Party shall make appropriate representations in the Definitive Agreements that it has fully and independently satisfied itself on all aspects of the other Party's business, including but not limited to financial statements, books and records.

3.      Conditions Precedent and Effective Date of Agreement

               This Agreement shall be subject to the performance of due diligence investigations by the parties of each other, deemed to be satisfactory and favorable by each party, its legal counsel, financial advisors, accountants and agents on all matters pertaining to the transactions contemplated hereby. Unless either this Agreement or the Definitive Agreements are terminated prior to the closing under the Definitive Agreements, neither ESI nor DMI, nor any of their respective affiliates or advisors, shall, directly or indirectly, enter into any agreement, commitment, or understanding with respect to, or engage in any discussions or negotiations with, or encourage or respond to any solicitations from any third party with respect to a merger, sale, or acquisition of either party or the sale of a material portion of either party's assets.

4.      Representations of ESI

        (a) ESI is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, and has the authority to execute this Agreement and to be bound by the terms and conditions hereof and to enter into and to be bound by the terms and conditions of the Definitive Agreements.

        (b) The Board of Directors of ESI has approved this Agreement. ESI has or will obtain, prior to the execution of and closing under the Definitive Agreements, all necessary corporate actions required for the execution of the Definitive Agreements.

        (c) ESI represents that on and after the Effective Date of this Agreement it will conduct its business as presently conducted and not enter into transactions not in the ordinary course of business provided that ESI may raise equity capital or make acquisitions for stock or cash, in each case as approved by its Board of Directors.

        (d) ESI represents that it will have good and marketable title to all of the assets and properties set forth in its financial statements and that any and all liens, mortgages, or other encumbrances against said assets and properties will be duly and completely set forth in its financial statements. None of such assets or properties is the subject of any adverse claim by a third party, and all of such technology and intellectual property assets will be transferred to DMI on the Acquisition Effective Date.

        (e) ESI is not involved in any pending or threatened litigation against it, except as may be disclosed to DMI prior to the execution of the Definitive Agreements.


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5.      Representations of DMI

        (a) DMI is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, and has the authority to execute this Agreement and to be bound by the terms and conditions hereof and to enter into and to be bound by the terms and conditions of the Definitive Agreements.

        (b) The Board of Directors of DMI has approved this Agreement. DMI has or will obtain, prior to the execution of and closing under the Definitive Agreements, all necessary corporate actions required for the execution of the Definitive Agreements.

        (c) DMI represents that, on and after the Effective Date of this Agreement, it will conduct its business as presently conducted and not enter into transactions not in the ordinary course of business.

        (d) DMI is not involved in any pending or threatened litigation against it, except as may be disclosed to ESI prior to the execution of the Definitive Agreements.

6.      Governing Law

               The validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

7.      Amendment

               This Agreement shall be amended only with the written consent of both parties hereto.

8.      Miscellaneous

        (a) The parties shall cooperate in the exchange of information and preparation of documents necessary to file a registration statement and proxy statement with the SEC.

        (b) It is agreed that the Definitive Agreements will not be executed until the Boards of Directors of each party approve said Definitive Agreements, and prior thereto such Definitive Agreements shall be held in confidence.

        (c) The Definitive Agreements will be subject to and conditioned upon any necessary governmental consents or approvals.

        (d) Whenever any notice is required hereunder, it shall be given in writing addressed as follows:




                                            To DMI:  Delta Mutual, Inc.
                                                     1730 Rhode Island Ave., NW
                                                     Suite 812
                                                     Washington, D.C. 20036


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                                            To ESI:  Enterprises Solutions Inc.
                                                     Corporate Headquarters
                                                     140 Wood Road - Suite 200
                                                     Braintree, MA 02184
                                                     (781) 356-4413


9.      Counterparts

        This Agreement may be executed in any number of counterparts, by original or facsimile signature, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

10.     Expenses

        If the foregoing accurately represents your agreement with respect to the matters set forth herein, please so indicate by executing an original of this Agreement in Principle where indicated and return such executed copy to the undersigned.

Very truly yours,


DELTA MUTUAL, INC.


By: /s/ Kenneth A. Martin
    ---------------------------------
    Kenneth A. Martin, President


ACCEPTED AND AGREED TO
THIS 23rd DAY OF APRIL, 2001:

ENTERPRISES SOLUTIONS, INC.


By: /s/ John A. Solomon
    ---------------------------------
    John A. Solomon, President & CEO


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